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FOR IMMEDIATE RELEASE

     For Additional Information Contact:
     David B. Barbour, President and Chief Executive Officer
     Lisah Frazier, Vice President, Treasurer and Chief Financial
      Officer
     (606) 325-4789
     Fax (606) 324-1307


          CLASSIC BANCSHARES, INC. AND FIRST PAINTSVILLE BANCSHARES
             ANNOUNCE SHAREHOLDER APPROVAL OF MERGER


     Ashland, Kentucky, September 17, 1996 -- Classic Bancshares, Inc. (NASDAQ - CLAS), the holding company for Ashland Federal Savings Bank, and First Paintsville Bancshares, Inc. the holding company for The First National Bank of Paintsville, today announced that their respective shareholders had voted to approve the merger of First Paintsville into Classic.

     The merger is structured as a purchase whereby the assets and liabilities of First Paintsville will be recorded on the books of Classic at their respective fair values at the time of consummation of the merger. The First National Bank of Paintsville will operate as a wholly owned subsidiary of Classic.

     The closing of the transaction is contingent upon appropriate regulatory approvals and is expected to close by the end of September 1996.

     At June 30, 1996, the Company had consolidated total assets of $68.8 million and stockholders' equity of $19.5 million. At March 31, 1996, First Paintsville Bancshares, Inc. had consolidated total assets of $59 million.





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